EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

American Learning Corporation

We consent to the incorporation by reference in the registration statements (No. 333-147442, No. 333-136319 and No. 333-39071) on Form S-8 of American Learning Corporation and subsidiaries of our report dated June 22, 2012 on the consolidated balance sheets of American Learning Corporation and subsidiaries as of March 31, 2012 and 2011, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended, which report appears in this March 31, 2012 Annual Report on Form 10-K of American Learning Corporation.

/s/ Holtz Rubenstein Reminick LLP

Melville, New York

June 22, 2012